October 17, 2019
Mark G. Parker
At the address on file with the Company
Re:    Executive Chairman Letter
Dear Mark:
This letter confirms the understanding between you and NIKE, Inc. (the “Company”) regarding the leadership transition that is expected to take effect on January 13, 2020 (the “Effective Date”) and sets forth your compensation for the remainder of fiscal 2020.
As of the Effective Date, you will: (1) cease serving as President and Chief Executive Officer of the Company; and (2) become Executive Chairman of the Board of Directors of the Company (the “Board”). As you will remain an employee of the Company and member of the Board following the Effective Date, your outstanding incentive awards will continue to vest in accordance with their terms.
For the remainder of fiscal 2020, your target total direct compensation will remain unchanged.
Additionally, as of the Effective Date, you will be eligible to receive a performance-based cash award (the “Cash Award”) with a target value of $10,000,000. The Cash Award will be earned based on achievement of the key transition-related performance metrics for the performance period from January 13, 2020 to May 31, 2021 as determined by the Compensation Committee of the Board. Any earned portion of the Cash Award will be paid to you no later than 90 days following the end of the performance period, subject to your continued employment through the end of the performance period.
You will be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives of the Company generally as may be in effect from time to time including, without limitation, the Company’s employee charitable matching program; provided that for purposes of such program, your annual contribution limit will be $1 million and the Company will match such contributions on a 4:1 basis. The Company will pay or reimburse your business expenses incurred in accordance with the policies applicable to senior executives of the Company generally as in effect from time to time.
Thank you for your continued service.
*    *    *

Sincerely,
NIKE, Inc.

By:	/s/ Monique Matheson_ Name: Monique Matheson Title: EVP, Global Human Resources

By:	/s/ Mark G. Parker Name: Mark G. Parker

[Signature page to Executive Chairman Letter]